Exhibit 99.1

For Immediate Release:
Bank of Commerce Holdings Announces Results for the Fourth Quarter of 2016

REDDING, California, January 20, 2017 / GLOBE NEWSWIRE— Randall S. Eslick, President and Chief Executive Officer of Bank of Commerce Holdings (NASDAQ: BOCH) (the “Company”), a $1.1 billion asset bank holding company and parent company of Redding Bank of Commerce (the “Bank”), today announced financial results for the quarter and the year ended December 31, 2016. Net income available to common shareholders for the quarter ended December 31, 2016 was $2.3 million or $0.17 per share – diluted, compared with $1.7 million or $0.13 per share – diluted for the same period of 2015. Net income available to common shareholders for the year ended December 31, 2016 was $5.3 million or $0.39 per share –diluted compared with $8.3 million or $0.62 per share – diluted for the same period of 2015.

Financial highlights for the fourth quarter of 2016:

●

Net income available to common shareholders of $2.3 million for the three months ended December 31, 2016 was an increase of $568 thousand (33%) from $1.7 million available to common shareholders earned during the same period in the prior year.

●	Return on average assets improved to 0.81% for the fourth quarter of 2016 compared to 0.68% for the same period in the prior year.
●	Return on average equity improved to 9.69% for the fourth quarter of 2016 compared to 6.51% for the same period in the prior year.
●	Deposits at December 31, 2016 totaled $1.0 billion, an increase of $29.2 million (12% annualized) since September 30, 2016. This growth was centered in core deposits in our Sacramento marketplace.
●

Gross loans at December 31, 2016 totaled $804.2 million, an increase of $25.2 million (13% annualized) since September 30, 2016. Most of this growth occurred in our Sacramento marketplace and is the result of investments in our SBA division and in our expanded Sacramento commercial banking group.

●	Tangible book value per common share was $6.83 at December 31, 2016 compared to $6.84 at September 30, 2016.

Financial highlights for the year ended December 31, 2016:

●

Net income available to common shareholders of $5.3 million for the year ended December 31, 2016 was a decrease of $3.0 million (37%) from $8.3 million available to common shareholders earned during the prior year. Net income for 2016 is negatively impacted by $3.0 million of branch acquisition and balance sheet restructuring costs, a $546 thousand impairment of an investment security and the write-off of a $363 thousand deferred tax asset during prior quarters.

●	Return on average assets declined to 0.49% for the year ended December 31, 2016 compared to 0.84% for the prior year.
●	Return on average equity declined to 5.68% for the year ended December 31, 2016 compared to 7.83% for the prior year.
●	Deposits at December 31, 2016 totaled $1.0 billion, an increase of $200.9 million (25%) since December 31, 2015
●	Gross loans at December 31, 2016 totaled $804.2 million, an increase of $87.6 million (12%) since December 31, 2015.
●	Nonperforming assets at December 31, 2016 totaled $12.1 million, a decrease of $3.4 million (22%) compared to December 31, 2015.
●	Net loan loss recoveries of $364 thousand combined with continuing improved asset quality resulted in no provision for loan and lease losses.

Randall S. Eslick, President and CEO commented: “It has been a very productive year. As a result of the exceptional efforts of our dedicated and talented employees, we are a much improved company from 12 months ago. The acquisition of five new offices, the restructuring of our balance sheet and our significant growth in both loans and core deposits provide a solid foundation for continued success in 2017.”

Forward-Looking Statements

This quarterly press release includes forward-looking information, which is subject to the “safe harbor” created by the Securities Act of 1933, and Securities Act of 1934. These forward-looking statements (which involve our plans, beliefs and goals, refer to estimates or use similar terms) involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors:

●	Competitive pressure in the banking industry and changes in the regulatory environment
●	Changes in the interest rate environment and volatility of rate sensitive assets and liabilities
●	A decline in the health of the economy nationally or regionally which could reduce the demand for loans or reduce the value of real estate collateral securing most of our loans
●	Credit quality deterioration which could cause an increase in the provision for loan and lease losses
●	Asset/Liability matching risks and liquidity risks
●	Changes in the securities markets

For additional information concerning risks and uncertainties related to the Company and its operations please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and under the heading: “Risk Factors” and subsequent reports on Form 10-Q and current reports on Form 8-K. Readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation and specifically disclaims any obligation, to revise or publicly release the results of any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date the statements were made.

TABLE 1

SELECTED FINANCIAL INFORMATION - UNAUDITED

(amounts in thousands except per share data)

	For The Three Months Ended			For The Twelve Months Ended
Net income, average assets and	December 31,		September 30,	December 31,
average shareholders' equity	2016	2015	2016	2016	2015
Income available to common shareholders	$2,297	$1,729	$2,366	$5,259	$8,295
Average total assets	$1,126,034	$1,005,870	$1,093,918	$1,079,750	$992,731
Average total earning assets	$1,051,387	$940,831	$1,019,230	$1,007,793	$927,536
Average shareholders' equity	$94,326	$105,417	$93,238	$92,554	$105,991

Selected performance ratios
Return on average assets	0.81%	0.68%	0.86%	0.49%	0.84%
Return on average equity	9.69%	6.51%	10.10%	5.68%	7.83%
Efficiency ratio	73.15%	73.58%	69.61%	81.88%	67.40%

Share and per share amounts
Weighted average shares - basic	13,370	13,341	13,369	13,367	13,331
Weighted average shares - diluted	13,476	13,395	13,439	13,425	13,365
Earnings per share - basic	$0.17	$0.13	$0.18	$0.39	$0.62
Earnings per share - diluted	$0.17	$0.13	$0.18	$0.39	$0.62

	At December 31,		At September 30,
Share and per share amounts	2016	2015	2016
Common shares outstanding (1)	13,440	13,385	13,439
Tangible book value per common share	$6.83	$6.76	$6.84

Capital ratios
Bank of Commerce Holdings
Common equity tier 1 capital ratio (2)	9.43%	10.06%	9.60%
Tier 1 capital ratio (2)	10.42%	11.16%	10.65%
Total capital ratio (2)	12.68%	13.52%	12.96%
Tier 1 leverage ratio (2)	9.13%	10.03%	9.28%
Tangible common equity ratio	8.07%	8.91%	8.30%

Redding Bank of Commerce
Common equity tier 1 capital ratio	12.31%	13.31%	12.62%
Tier 1 capital ratio	12.31%	13.31%	12.62%
Total capital ratio	13.55%	14.56%	13.87%
Tier 1 leverage ratio	10.80%	11.98%	11.03%

(1) Includes unvested restricted shares issued in accordance with the Bank's equity incentive plan.

(2) The Company and the Bank continue to meet all capital adequacy requirements to which they are subject. The capital ratios for 2016 were impacted by increased average total assets, the addition of $1.8 million of core deposit intangibles and $665 thousand of goodwill recorded in conjunction with the acquisition of five branches in March of 2016.

BALANCE SHEET OVERVIEW

As of December 31, 2016, the Company had total consolidated assets of $1.1 billion, gross loans of $804.2 million, allowance for loan and lease losses (“ALLL”) of $11.5 million, total deposits of $1.0 billion, and shareholders’ equity of $94.3 million.

TABLE 2

LOAN BALANCES BY TYPE - UNAUDITED

(amounts in thousands)

	At December 31,						At September 30,
		% of		% of	Change			% of
	2016	Total	2015	Total	Amount	%	2016	Total
Commercial	$153,844	19%	$132,805	19%	$21,039	16%	$136,235	17%
Real estate - construction and land development	57,771	7	28,319	4	29,452	104%	48,365	6
Real estate - commercial non-owner occupied	287,455	36	243,374	33	44,081	18%	281,977	36
Real estate - commercial owner occupied	151,516	19	156,299	22	(4,783)	(3)%	160,474	21
Real estate - residential - ITIN	45,566	6	49,106	7	(3,540)	(7)%	46,458	6
Real estate - residential - 1-4 family mortgage	12,866	2	13,640	2	(774)	(6)%	12,994	2
Real estate - residential - equity lines	43,512	5	43,223	6	289	1%	40,139	5
Consumer and other	51,681	6	49,873	7	1,808	4%	52,377	7
Gross loans	804,211	100%	716,639	100%	87,572	12%	779,019	100%
Deferred fees and costs	1,324		870		454		1,155
Loans, net of deferred fees and costs	805,535		717,509		88,026		780,174
Allowance for loan and lease losses	(11,544)		(11,180)		(364)		(11,849)
Net loans	$793,991		$706,329		$87,662		$768,325

Average yield on loans during the quarter	4.69%		4.61%		0.08		4.66%

The Company recorded gross loan balances of $804.2 million at December 31, 2016, compared with $716.6 million and $779.0 million at December 31, 2015 and September 30, 2016, respectively, an increase of $87.6 million and $25.2 million, respectively. The increase in gross loans compared to the same period a year ago and the prior period was driven by organic loan originations in our Sacramento marketplace and is the result of investments in our SBA division and in our expanded Sacramento commercial banking group.

The increase in the ALLL at December 31, 2016 compared to the same date a year ago resulted from net loan loss recoveries. As a result of these net recoveries and continued improved asset quality, no provision for loan and lease losses was deemed necessary during the current quarter or during the prior seven consecutive quarters. See table 8 for additional details of the ALLL.

TABLE 3

CASH, CASH EQUIVALENTS, AND INVESTMENT SECURITIES - UNAUDITED

(amounts in thousands)

	At December 31,						At September 30,
		% of		% of	Change			% of
	2016	Total	2015	Total	Amount	%	2016	Total

Cash and due from banks	$16,419	6%	$9,730	4%	$6,689	69%	$19,699	7%
Interest-bearing deposits in other banks	51,988	19	41,462	17	10,526	25%	65,431	24
Total cash and cash equivalents	68,407	25	51,192	21	17,215	34%	85,130	31

Investment securities:
U.S. government and agencies	—	0	3,943	2	(3,943)	(100)%	—	0
Obligations of state and political subdivisions	59,428	22	61,104	25	(1,676)	(3)%	59,952	22
Residential mortgage backed securities and collateralized mortgage obligations	69,604	25	32,137	13	37,467	117%	54,046	20
Corporate securities	16,116	6	33,778	14	(17,662)	(52)%	16,346	6
Commercial mortgage backed securities	15,514	6	12,769	5	2,745	21%	16,254	6
Other asset backed securities	14,512	5	15,299	6	(787)	(5)%	9,842	4
Total investment securities - AFS	175,174	64	159,030	65	16,144	10%	156,440	58

Obligations of state and political subdivisions - HTM	31,187	11	35,899	14	(4,712)	(13)%	31,771	11
Total investment securities - AFS and HTM	206,361	75	194,929	79	11,432	6%	188,211	69
Total cash, cash equivalents and investment securities	$274,768	100%	$246,121	100%	$28,647	12%	$273,341	100%
Average yield on interest bearing due from banks and investment securities during the quarter	1.95%		2.51%		(0.56)		2.11%

As of December 31, 2016, we maintained noninterest-bearing cash positions of $16.4 million and interest-bearing deposits in the amount of $52.0 million at the Federal Reserve Bank and correspondent banks. During the fourth quarter of 2016, we deployed liquidity provided by the March 2016 branch acquisition and strong organic deposit growth into loan originations and available for sale securities. For the quarter ended December 31, 2016 compared to the prior quarter a $16.7 million decrease in total cash and cash equivalents and $29.2 million from increased total deposits was used to fund a $25.2 million increase in gross loan balances and an $18.7 million increase in available for sale securities.

Available-for-sale investment securities totaled $175.2 million at December 31, 2016, compared with $159.0 million and $156.4 million at December 31, 2015 and September 30, 2016, respectively. Our available-for-sale investment portfolio provides us with a secondary source of liquidity to fund other higher yielding asset opportunities, such as loan originations and wholesale loan purchases. During the fourth quarter of 2016 we purchased 24 securities with a par value of $31.3 million and weighted average yield of 2.16% and sold four securities with a par value of $4.1 million and weighted average yield of 2.64%. The sales activity on available for sale securities resulted in $52.0 thousand in net realized gains. During the same period, we received $6.0 million in proceeds from principal payments, calls and maturities within the available-for-sale investment securities portfolio. Average securities balances and weighted average tax equivalent yields for the quarters ended December 31, 2016 and 2015 were $197.2 million and 3.02% compared to $189.2 million and 3.57%, respectively.

During the second quarter of 2016, we recorded an other-than-temporary impairment of $546 thousand on an investment security. We did not recognize any additional, other-than-temporary impairment losses for the year ended December 31, 2016, or the year ended December 31, 2015.

At December 31, 2016, our net unrealized losses on available-for-sale investment securities were $1.3 million compared with net unrealized gains of $1.6 million and $2.3 million at December 31, 2015 and September 30, 2016, respectively. The decrease in net unrealized gains between September 30, 2016 and December 31, 2016 is primarily due to significant changes in market interest rates over the past three months.

TABLE 4

DEPOSITS BY TYPE - UNAUDITED

(amounts in thousands)

	At December 31,						At September 30,
		% of		% of	Change			% of
	2016	Total	2015	Total	Amount	%	2016	Total
Demand - noninterest bearing	$270,398	27%	$169,507	21%	$100,891	60%	$254,435	26%
Demand - interest bearing	405,569	40	315,658	39	89,911	28%	394,525	40
Total demand	675,967	67	485,165	60	190,802	39%	648,960	66

Savings	113,309	11	94,503	12	18,806	20%	110,201	11
Total non-maturing deposits	789,276	78	579,668	72	209,608	36%	759,161	77

Certificates of deposit	215,390	22	224,067	28	(8,677)	(4)%	216,332	23
Total deposits	$1,004,666	100%	$803,735	100%	$200,931	25%	$975,493	100%

Average rate on interest bearing deposits during the quarter	0.40%		0.48%		(0.08)		0.39%
Average rate on all deposits during the quarter	0.29%		0.38%		(0.09)		0.29%

Total deposits at December 31, 2016, increased $200.9 million or 25% to $1.0 billion compared to December 31, 2015, and increased $29.2 thousand or 3% compared to September 30, 2016. Total non-maturing deposits increased $209.6 million or 36% compared to the same date a year ago and increased $30.1 million or 4% compared to September 30, 2016. Certificates of deposit decreased $8.7 million or 4% compared to the same date a year ago and decreased $942 thousand or 0.4% compared to September 30, 2016.

During the first quarter of 2016 the branch acquisition provided an additional $149.0 million of deposits and we called and redeemed $17.5 million of brokered certificates of deposit. At December 31, 2016, the deposits in the acquired branches totaled $145.6 million.

TABLE 5

WHOLESALE AND BROKERED DEPOSITS - UNAUDITED

(amounts in thousands)

	At December 31,		At September 30,
	2016	2015	2016
CDARS / ICS reciprocal deposits	$65,212	$76,919	$59,502
Third party brokered time deposits	—	17,509	—
Brokered deposits per Call Report	65,212	94,428	59,502
Online listing service time deposits	48,900	58,462	52,456
Total wholesale and brokered deposits	$114,112	$152,890	$111,958

In accordance with regulatory Call Report instructions, the Bank will file (or has filed) quarterly Call Reports which list brokered deposits of $65.2 million, $94.4 million and $59.5 million at December 31, 2016, December 31, 2015 and September 30, 2016, respectively.

INCOME STATEMENT OVERVIEW

TABLE 6

SUMMARY INCOME STATEMENT - UNAUDITED

(amounts in thousands, except per share data)

	For The Three Months Ended
	December 31,		Change		September 30,	Change
	2016	2015	Amount	%	2016	Amount	%
Interest income	$10,518	$9,732	$786	8%	$10,330	$188	2%
Interest expense	1,084	1,381	(297)	(22)%	1,054	30	3%
Net interest income	9,434	8,351	1,083	13%	9,276	158	2%
Provision for loan and lease losses	—	—	—	—%	—	—	—%
Noninterest income	1,250	640	610	95%	959	291	30%
Noninterest expense:
Branch acquisition and balance sheet reconfiguration costs	—	347	(347)	(100)%	—	—	—%
Other noninterest expense	7,815	6,269	1,546	25%	7,125	690	10%
Income before provision for income taxes	2,869	2,375	494	21%	3,110	(241)	(8)%
Provision for income taxes	572	505	67	13%	744	(172)	(23)%
Net income	$2,297	$1,870	$427	23%	$2,366	(69)	(3)%
Less: Preferred stock extinguishment costs	—	102	(102)	(100)%	—	—	—%
Less: Preferred dividends	—	39	(39)	(100)%	—	—	—%
Income available to common shareholders	$2,297	$1,729	$568	33%	$2,366	$(69)	(3)%

Basic earnings per share	$0.17	$0.13	$0.04	31%	$0.18	$(0.01)	(6)%
Average basic shares	13,370	13,341	29	—%	13,369	1	—%
Diluted earnings per share	$0.17	$0.13	$0.04	31%	$0.18	$(0.01)	(6)%
Average diluted shares	13,476	13,395	81	1%	13,439	37	—%
Dividends declared per common share	$0.03	$0.03	$—	—%	$0.03	$—	—%

Fourth Quarter of 2016 Compared With Fourth Quarter of 2015

Net income available to common shareholders for the fourth quarter of 2016 increased $568 thousand compared to the fourth quarter of 2015. In the current quarter, net interest income was $1.1 million higher and noninterest income was $610 thousand higher. These positive changes were offset by an increase in noninterest expense of $1.2 million and a provision for income tax that was $67 thousand higher.

Net Interest Income

Net interest income increased $1.1 million over a year previous.

Interest income for the three months ended December 31, 2016 increased $786 thousand or 8% to $10.5 million. Interest and fees on loans increased $882 thousand primarily due to increased average loan balances. Interest on interest bearing deposits due from banks increased $71 thousand while interest on securities decreased $167 thousand.

Interest expense for the fourth quarter of 2016 decreased $297 thousand or 22% to $1.1 million. The net decrease was caused by the following.

●	Interest on FHLB term debt decreased $499 thousand. During the first quarter of 2016 all FHLB term debt was repaid and an interest rate hedge associated with $75.0 million of that debt was terminated

●

Interest on $20.0 million of senior and subordinated term debt increased $223 thousand. The senior and subordinated term debt was issued during the fourth quarter of 2015 to redeem $20.0 million of preferred stock

●

Interest on interest bearing deposits decreased $34 thousand. Interest bearing deposits increased $100.0 million compared to the prior year, but the rate paid on all interest bearing deposits decreased by 9 basis points

●	Interest on junior subordinated debentures and other borrowings increased $13 thousand

Noninterest Income

Noninterest income for the three months ended December 31, 2016 increased $610 thousand compared to the same period a year ago. Our branch and offsite ATM acquisition completed in the first quarter, enhanced point of sale and ATM fees by $177 thousand and service charges on deposit accounts by $69 thousand for the quarter ended December 31, 2016 compared to the same period a year ago. Federal Home Loan Bank of San Francisco stock dividends increased $254 thousand compared to the same period a year ago primarily due to a special dividend recorded during the three months ended December 31, 2016.

Noninterest Expense

Noninterest expense for the three months ended increased $1.2 million compared to the same period a year ago. The increase was primarily driven by increased costs to operate the five newly acquired branches and three offsite ATM locations. The net increase in noninterest expenses during the current quarter compared to the same period a year ago included the following:

●	Salaries and occupancy costs directly related to the newly acquired branch and offsite ATM locations of $574 thousand
●	Salaries and occupancy costs for all other locations increased $338 thousand primarily as a result of investment in our Sacramento marketplace commercial banking group
●	Data processing fees increased $253 thousand
●	Telecommunications expense increased $92 thousand
●	ATM processing fees increased $53 thousand as a result of the additional activity at the recently acquired branch and offsite ATM locations
●	Branch acquisition costs decreased $347 thousand

Income Tax Provision

During the three months ended December 31, 2016, the Company recorded a provision for income taxes of $572 thousand (19.94% of pretax income) compared with a provision for income taxes of $505 million (21.26% of pretax income) for the same period a year ago.

Fourth Quarter of 2016 Compared With Third Quarter of 2016

Net income available to common shareholders for the fourth quarter of 2016 decreased $69 thousand over the third quarter of 2016. In the current quarter, net interest income was $158 thousand higher, noninterest income was $291 thousand higher and the provision for income taxes decreased $172 thousand. These positive changes were offset by noninterest expenses that were $690 thousand higher.

Net Interest Income

Net interest income increased $158 thousand over the prior quarter.

Interest income for the three months ended December 31, 2016 increased $188 thousand or 2% to $10.5 million compared to the prior quarter. Interest and fees on loans increased $174 thousand due to increased average balances and increased yields. Interest on interest bearing deposits due from banks increased $28 thousand due to increased average balances and increased yields. These positive changes were partially offset by decreased interest on investment securities of $14 thousand.

Interest expense for the three months December 31, 2016 increased $30 thousand or 3% to $1.1 million compared to the prior quarter. Average total deposits for the fourth quarter of 2016 increased $30.0 million from the third quarter of 2016. The growth was in low cost core deposits.

Noninterest Income

Noninterest income for the three months ended December 31, 2016 increased $291 thousand compared to the prior quarter. During the current quarter Federal Home Loan Bank of San Francisco stock dividends increased $251 thousand primarily due to a special dividend recorded during the three months ended December 31, 2016.

Noninterest Expense

Noninterest expense for the three months ended December 31, 2016 increased $690 thousand compared to the prior quarter.

The increase in noninterest expense was primarily driven by following items:

●	Salaries and related benefits costs increased $251 thousand
●	Professional service fees increased $178 thousand
●	Deferred loan origination costs decreased $113 thousand
●	Data processing fees increased $69 thousand
●	Advertising costs increased $73 thousand

Income Tax Provision

During the three months ended December 31, 2016, we recorded a provision for income taxes of $572 thousand (19.94% of pretax income) compared with a provision for income taxes of $744 thousand (23.92% of pretax income) for the prior quarter. Our income tax provision is composed of two main components: 1) federal and state income taxes based on our income and 2) amortization of our investments in affordable housing partnerships. The decrease in the effective tax rate during the three months ended December 31, 2016 when compared to the prior quarter is due to a decrease in the amortization of our investments in affordable housing partnerships.

Earnings Per Share

Diluted earnings per share available to common shareholders were $0.17 for the three months ended December 31, 2016 compared with diluted earnings per share available to common shareholders of $0.13 for the same period a year ago, and $0.18 for the prior period. The number of shares outstanding during these periods has not changed significantly. Changes in earnings per share are the result of changes in net income.

TABLE 7

NET INTEREST MARGIN - UNAUDITED

(amounts in thousands)

	For The Three Months Ended
	December 31,		Change	September 30,	Change
	2016	2015	Amount	2016	Amount
Yield on average interest earning assets	3.98%	4.10%	(0.12)	4.03%	(0.05)
Interest expense to fund average earning assets	0.41%	0.58%	(0.17)	0.41%	0.00
Net interest margin - nominal	3.57%	3.52%	0.05	3.62%	(0.05)

Yield on average interest earning assets - tax equivalent basis	4.08%	4.23%	(0.15)	4.14%	(0.06)
Interest expense to fund average earning assets	0.41%	0.58%	(0.17)	0.41%	0.00
Net interest margin - tax equivalent basis	3.67%	3.65%	0.02	3.73%	(0.06)

Average earning assets	$1,051,387	$940,831	$110,556	$1,019,230	$32,157
Average interest bearing liabilities	$757,252	$712,807	$44,445	$749,103	$8,149

The current quarter net interest margin decreased five basis points to 3.57% as compared to the prior quarter due to decreased yields in the investment portfolio. In the current interest rate environment, cash flows from maturities and repayments are being reinvested at interest rates lower than the maturing instruments.

The net interest margin was 3.57% for the current quarter compared to 3.52% for the same period a year ago. The 12 basis point decrease in yield on average earning assets has been offset by a 17 basis point decrease in interest expense to fund average earning assets. The decrease in interest income compared to the same quarter in the prior year is due to decreased yields in the investment portfolio and partially offset by increased yields on loans. The decrease in interest expense resulted from our acquisition of low cost core deposits and our ability to restructure our balance sheet.

Deposit balances increased $29.2 million and $200.9 million compared to the prior quarter and the same period a year ago respectively. The increase in deposit balances compared to the prior quarter was centered entirely in core deposits. The increase in deposit balances compared to the same period a year ago results from both the March 2016 branch acquisition and strong organic growth. Our overall cost of total deposits decreased to 0.29% for the quarter ended December 31, 2016 from 0.38% for the same period a year ago and were unchanged from 0.29% for the prior quarter.

TABLE 8

ALLOWANCE FOR LOAN AND LEASE LOSSES ROLL FORWARD AND IMPAIRED LOAN TOTALS - UNAUDITED

(amounts in thousands)

	For The Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2016	2016	2016	2016	2015
Beginning balance	$11,849	$11,864	$11,495	$11,180	$10,891
Provision for loan and lease losses charged to expense	—	—	—	—	—
Loans charged off	(386)	(357)	(1,734)	(307)	(707)
Loan loss recoveries	81	342	2,103	622	996
Ending balance	$11,544	$11,849	$11,864	$11,495	$11,180

	At December 31,	At September 30,	At June 30,	At March 31,	At December 31,
	2016	2016	2016	2016	2015
Nonaccrual loans:
Commercial	$2,749	$1,710	$2,149	$2,563	$1,994
Real estate - commercial non-owner occupied	1,196	1,196	1,197	1,197	5,488
Real estate - commercial owner occupied	784	800	816	1,190	1,071
Real estate - residential - ITIN	3,576	3,392	3,664	3,705	3,649
Real estate - residential - 1-4 family mortgage	1,914	1,798	1,824	1,742	1,775
Real estate - residential - equity lines	917	942	995	1,270	—
Consumer and other	250	252	266	31	32
Total nonaccrual loans	11,386	10,090	10,911	11,698	14,009
Accruing troubled debt restructured loans:
Commercial	776	726	760	40	49
Real estate - commercial non-owner occupied	808	811	816	821	824
Real estate - residential - ITIN	5,033	5,280	5,336	5,502	5,458
Real estate - residential - equity lines	454	543	548	553	558
Total accruing troubled debt restructured loans	7,071	7,360	7,460	6,916	6,889

All other accruing impaired loans	337	483	550	488	492

Total impaired loans	$18,794	$17,933	$18,921	$19,102	$21,390

Gross loans outstanding at period end	$804,211	$779,019	$754,140	$724,243	$716,639

Allowance for loan and lease losses as a percent of:
Gross loans	1.44%	1.52%	1.57%	1.59%	1.56%
Nonaccrual loans	101.39%	117.43%	108.73%	98.26%	79.81%
Impaired loans	61.42%	66.07%	62.70%	60.18%	52.27%

Nonaccrual loans to gross loans	1.42%	1.30%	1.45%	1.62%	1.95%

We realized net loan charge offs of $305 thousand in the current quarter compared with net loan loss charge offs of $15 thousand in the prior quarter and net loan recoveries of $289 thousand for the same period a year ago. Charge offs during the fourth quarter of 2016 of $386 thousand were primarily associated with purchased consumer loans, offset by recoveries totaling $81 thousand.

We continue to monitor credit quality, and adjust the ALLL to ensure that the ALLL is maintained at a level that is adequate to cover estimated credit losses in the loan and lease portfolio. We made no provision for loan and lease losses during this quarter or the previous seven consecutive quarters. Our ALLL as a percentage of gross loans was 1.44% as of December 31, 2016 compared to 1.56% as of December 31, 2015 and 1.52% as of September 30, 2016. Based on the Bank’s ALLL methodology, which uses criteria such as risk weighting and historical loss rates, and given the ongoing improvements in asset quality, management believes the Company’s ALLL is adequate at December 31, 2016. There is, however, no assurance that future loan and lease losses will not exceed the levels provided for in the ALLL and could possibly result in future charges to the provision for loan and lease losses.

At December 31, 2016, the recorded investment in loans classified as impaired totaled $18.8 million, with a corresponding valuation allowance of $1.5 million compared to impaired loans of $21.4 million with a corresponding valuation allowance of $832 thousand at December 31, 2015 and impaired loans of $17.9 million, with a corresponding valuation allowance of $925 thousand at September 30, 2016. The increase in loans classified as impaired and the corresponding valuation allowance compared to the prior quarter is due to two restructured loans for one commercial relationship. The valuation allowance on impaired loans represents the impairment reserves on performing restructured loans, other accruing loans, and nonaccrual loans.

TABLE 9

PERIOD END TROUBLED DEBT RESTRUCTURINGS - UNAUDITED

(amounts in thousands)

	At December 31,	At September 30,	At June 30,	At March 31,	At December 31,
	2016	2016	2016	2016	2015
Nonaccrual	$4,995	$3,795	$3,785	$4,516	$9,015
Accruing	7,071	7,360	7,460	6,916	6,889
Total troubled debt restructurings	$12,066	$11,155	$11,245	$11,432	$15,904

Percentage of total gross loans	1.50%	1.43%	1.49%	1.58%	2.22%

Loans are reported as a troubled debt restructuring when we grant a concession(s) to a borrower experiencing financial difficulties that it would not otherwise consider. Examples of such concessions include a reduction in the loan rate, forgiveness of principal or accrued interest, extending the maturity date(s) significantly, or providing a lower interest rate than would be normally available for a transaction of similar risk. As a result of these concessions, restructured loans are impaired as we will not collect all amounts due, either principal or interest, in accordance with the terms of the original loan agreement. Impairment reserves on non-collateral dependent restructured loans are measured by calculating the present value of expected future cash flows of the restructured loans, discounted at the effective interest rate of the original loan agreement. These impairment reserves are recognized as a specific component to be provided for in the ALLL.

During the three months ended December 31, 2016, the Company restructured three loans; two to grant a maturity modification and the other to grant a maturity and rate modification. The loans were classified as troubled debt restructurings and two were placed on nonaccrual status. As of December 31, 2016, we had 121 restructured loans that qualified as troubled debt restructurings, of which 112 were performing according to their restructured terms.

TABLE 10

NONPERFORMING ASSETS - UNAUDITED

(amounts in thousands)

	At December 31,	At September 30,	At June 30,	At March 31,	At December 31,
	2016	2016	2016	2016	2015
Total nonaccrual loans	$11,386	$10,090	$10,911	$11,698	$14,009
90 days past due and still accruing	—	—	10	—	88
Total nonperforming loans	11,386	10,090	10,921	11,698	14,097

Other real estate owned	759	793	765	1,011	1,423
Total nonperforming assets	$12,145	$10,883	$11,686	$12,709	$15,520

Nonperforming loans to gross loans	1.42%	1.30%	1.45%	1.62%	1.97%
Nonperforming assets to total assets	1.06%	0.98%	1.09%	1.18%	1.53%

The increase in nonaccrual loans during the fourth quarter of 2016 was associated with one commercial relationship.

At December 31, 2016, December 31, 2015 and September 30, 2016, the recorded investment in OREO was $759 thousand, $1.4 million and $793 thousand, respectively. The December 31, 2016 OREO balance consists of five properties, of which two are 1-4 family residential real estate properties in the amount of $66 thousand, two are nonfarm nonresidential properties in the amount of $581 thousand and one is an undeveloped commercial property in the amount of $112 thousand.

TABLE 11

UNAUDITED CONSOLIDATED

BALANCE SHEET

(amounts in thousands, except per share data)

	At December 31,	At December 31,	Change		At September 30,
	2016	2015	$	%	2016
Assets:
Cash and due from banks	$16,419	$9,730	$6,689	69%	$19,699
Interest-bearing deposits in other banks	51,988	41,462	10,526	25%	65,431
Total cash and cash equivalents	68,407	51,192	17,215	34%	85,130

Securities available-for-sale, at fair value	175,174	159,030	16,144	10%	156,440
Securities held-to-maturity, at amortized cost	31,187	35,899	(4,712)	(13)%	31,771

Loans, net of deferred fees and costs	805,535	717,509	88,026	12%	780,174
Allowance for loan and lease losses	(11,544)	(11,180)	(364)	3%	(11,849)
Net loans	793,991	706,329	87,662	12%	768,325

Premises and equipment, net	16,226	11,072	5,154	47%	15,930
Other real estate owned	759	1,423	(664)	(47)%	793
Life insurance	23,098	22,485	613	3%	22,946
Deferred taxes	9,542	9,760	(218)	(2)%	8,171
Goodwill and core deposit intangibles, net	2,252	—	2,252	100%	2,307
Other assets	20,356	18,251	2,105	12%	19,205
Total assets	$1,140,992	$1,015,441	$125,551	12%	$1,111,018

Liabilities and shareholders' equity:
Demand - noninterest bearing	$270,398	$169,507	$100,891	60%	$254,435
Demand - interest bearing	405,569	315,658	89,911	28%	394,525
Savings	113,309	94,503	18,806	20%	110,201
Certificates of deposit	215,390	224,067	(8,677)	(4)%	216,332
Total deposits	1,004,666	803,735	200,931	25%	975,493

Term debt	18,917	94,917	(76,000)	(80)%	19,317
Unamortized debt issuance costs	(184)	(223)	39	(17)%	(193)
Net term debt	18,733	94,694	(75,961)	(80)%	19,124

Junior subordinated debentures	10,310	10,310	—	0%	10,310
Other liabilities	13,177	16,180	(3,003)	(19)%	11,798
Total liabilities	1,046,886	924,919	121,967	13%	1,016,725

Shareholders' equity:
Common stock	24,547	24,214	333	1%	24,483
Retained earnings	70,218	66,562	3,656	5%	68,321
Accumulated other comprehensive (loss) income, net of tax	(659)	(254)	(405)	159%	1,489
Total shareholders' equity	94,106	90,522	3,584	4%	94,293

Total liabilities and shareholders' equity	$1,140,992	$1,015,441	$125,551	12%	$1,111,018

Total interest earning assets	$1,065,228	$952,302	$112,926	12%	$1,031,527
Shares outstanding	13,440	13,385			13,439
Tangible book value per share	$6.83	$6.76			$6.84

TABLE 12

UNAUDITED

INCOME STATEMENT

(amounts in thousands, except per share data)

	For The Three Months Ended					For The Twelve Months Ended
	December 31,		Change		September 30,	December 31,
	2016	2015	$	%	2016	2016	2015
Interest income:
Interest and fees on loans	$9,181	$8,299	$882	11%	$9,007	$35,435	$32,871
Interest on securities	705	795	(90)	(11)%	689	2,986	3,284
Interest on tax-exempt securities	522	599	(77)	(13)%	552	2,256	2,392
Interest on deposits in other banks	110	39	71	182%	82	332	206
Total interest income	10,518	9,732	786	8%	10,330	41,009	38,753
Interest expense:
Interest on demand deposits	135	121	14	12%	136	523	460
Interest on savings deposits	45	51	(6)	(12)%	43	174	213
Interest on certificates of deposit	543	585	(42)	(7)%	524	2,179	2,356
Interest on term debt	298	572	(274)	(48)%	292	1,667	1,759
Interest on other borrowings	63	52	11	21%	59	235	195
Total interest expense	1,084	1,381	(297)	(22)%	1,054	4,778	4,983
Net interest income	9,434	8,351	1,083	13%	9,276	36,231	33,770
Provision for loan and lease losses	—	—	—	—%	—	—	—
Net interest income after provision for loan and lease losses	9,434	8,351	1,083	13%	9,276	36,231	33,770
Noninterest income:
Service charges on deposit accounts	120	51	69	135%	133	413	204
Payroll and benefit processing fees	161	139	22	16%	133	593	555
Earnings on cash surrender value - life insurance	152	159	(7)	(4)%	152	613	641
Gain on investment securities, net	52	30	22	73%	70	244	443
Impairment losses on investment securities	—	—	—	—%	—	(546)	—
ATM and point of sale	281	104	177	170%	287	995	383
Federal Home Loan Bank of San Francisco dividends	353	99	254	257%	102	644	630
Other income	131	58	73	126%	82	639	327
Total noninterest income	1,250	640	610	95%	959	3,595	3,183

TABLE 12 - CONTINUED

UNAUDITED

INCOME STATEMENT

(amounts in thousands, except per share data)

	For The Three Months Ended					For The Twelve Months Ended
	December 31,		Change		September 30,	December 31,
	2016	2015	$	%	2016	2016	2015
Noninterest expense:
Salaries and related benefits	4,237	3,610	627	17%	3,873	16,425	14,303
Occupancy and equipment	1,022	737	285	39%	1,071	3,869	2,894
Federal Deposit Insurance Corporation insurance premium	102	173	(71)	(41)%	176	615	717
Data processing fees	533	280	253	90%	464	1,675	1,016
Professional service fees	481	461	20	4%	303	1,690	1,628
Telecommunications	206	114	92	81%	199	751	449
Branch acquisition costs	—	347	(347)	(100)%	—	580	347
Loss on cancellation of interest rate swap	—	—	—	—%	—	2,325	—
Other expenses	1,234	894	340	38%	1,039	4,679	3,551
Total noninterest expense	7,815	6,616	1,199	18%	7,125	32,609	24,905
Income before provision for income taxes	2,869	2,375	494	21%	3,110	7,217	12,048
Deferred tax asset write-off	—	—	—	—%	—	363	—
Provision for income taxes	572	505	67	13%	744	1,595	3,462
Net income	$2,297	$1,870	$427	23%	$2,366	$5,259	$8,586
Less: Preferred stock extinguishment costs	—	102	(102)	(100)%	—	—	102
Less: Preferred dividends	—	39	(39)	(100)%	—	—	189
Income available to common shareholders	$2,297	$1,729	$568	33%	$2,366	$5,259	$8,295

Basic earnings per share	$0.17	$0.13	$0.04	31%	$0.18	$0.39	$0.62
Average basic shares	13,370	13,341	29	—%	13,369	13,367	13,331
Diluted earnings per share	$0.17	$0.13	$0.04	31%	$0.18	$0.39	$0.62
Average diluted shares	13,476	13,395	81	1%	13,439	13,425	13,365

TABLE 13

UNAUDITED CONDENSED CONSOLIDATED

ANNUAL AVERAGE BALANCE SHEETS

(amounts in thousands)

	For The Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2016	2015	2014	2013
Earning assets:
Loans	$752,938	$699,227	$625,166	$612,780
Taxable securities	120,884	120,897	147,916	157,486
Tax exempt securities	75,303	77,089	83,973	92,854
Interest-bearing deposits in other banks	58,668	30,323	56,465	43,342
Average earning assets	1,007,793	927,536	913,520	906,462

Cash and due from banks	15,831	11,220	11,246	10,624
Premises and equipment, net	15,078	11,552	12,105	10,337
Other assets	41,048	42,423	36,936	26,431
Average total assets	$1,079,750	$992,731	$973,807	$953,854

Liabilities and shareholders' equity:
Demand - noninterest bearing	$226,368	$156,578	$139,792	$122,011
Demand - interest bearing	374,170	283,105	272,383	244,125
Savings	104,771	92,659	91,108	92,502
Certificates of deposit	221,074	238,626	259,445	248,350
Total deposits	926,383	770,968	762,728	706,988

Repurchase agreements	—	—	—	5,780
Term debt, net	37,286	88,874	77,534	107,603
Junior subordinated debentures	10,310	10,310	15,239	15,465
Other liabilities	13,217	16,588	15,934	11,825
Average total liabilities	987,196	886,740	871,435	847,661

Shareholders' equity	92,554	105,991	102,372	106,193
Average liabilities & shareholders' equity	$1,079,750	$992,731	$973,807	$953,854

TABLE 14

UNAUDITED CONDENSED CONSOLIDATED

QUARTERLY AVERAGE BALANCE SHEETS

(amounts in thousands)

	For The Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2016	2016	2016	2016	2015
Earning assets:
Loans	$778,458	$769,354	$742,684	$720,795	$714,494
Taxable securities	124,881	114,578	124,183	119,917	111,098
Tax exempt securities	72,288	73,952	77,168	77,852	78,081
Interest-bearing deposits in other banks	75,760	61,346	46,097	51,254	37,158
Average earning assets	1,051,387	1,019,230	990,132	969,818	940,831

Cash and due from banks	16,953	17,018	17,028	12,301	12,372
Premises and equipment, net	16,331	15,941	15,632	12,384	11,001
Other assets	41,363	41,729	41,394	39,700	41,666
Average total assets	$1,126,034	$1,093,918	$1,064,186	$1,034,203	$1,005,870

Liabilities and shareholders' equity:
Demand - noninterest bearing	$261,600	$240,418	$220,377	$182,539	$171,449
Demand - interest bearing	398,749	390,895	382,811	323,771	302,862
Savings	111,755	107,210	103,990	96,027	92,939
Certificates of deposit	217,463	221,078	223,958	221,836	226,924
Total deposits	989,567	959,601	931,136	824,173	794,174

Term debt	18,975	19,610	19,510	91,444	79,772
Junior subordinated debentures	10,310	10,310	10,310	10,310	10,310
Other liabilities	12,856	11,159	11,913	16,969	16,197
Average total liabilities	1,031,708	1,000,680	972,869	942,896	900,453

Shareholders' equity	94,326	93,238	91,317	91,307	105,417
Average liabilities & shareholders' equity	$1,126,034	$1,093,918	$1,064,186	$1,034,203	$1,005,870

About Bank of Commerce Holdings

Bank of Commerce Holdings is a bank holding company headquartered in Redding, California and is the parent company for Redding Bank of Commerce which operates under two separate names (Redding Bank of Commerce and Sacramento Bank of Commerce, a division of Redding Bank of Commerce). The Bank is an FDIC-insured California banking corporation providing banking and financial services through nine offices located in Northern California. The Bank opened on October 22, 1982. The Company’s common stock is listed on the NASDAQ Global Market and trades under the symbol “BOCH”.

Investment firms making a market in BOCH stock are:

Raymond James Financial
John T. Cavender	Stifel Nicolaus
One Embarcadero Center	Perry Wright
Suite 650	1255 East Street, Suite 100
San Francisco, California 94111	Redding, CA 96001
(415) 616-8935	(530) 244-7199

Contact Information:

Randall S. Eslick, President and Chief Executive Officer

Telephone Direct (530) 722-3900

Samuel D. Jimenez, Executive Vice President and Chief Operating Officer

Telephone Direct (530) 722-3952

James A. Sundquist, Executive Vice President and Chief Financial Officer

Telephone Direct (530) 722-3908

Andrea Schneck, Vice President and Senior Administrative Officer

Telephone Direct (530) 722-3959